Exhibit 99.(a)(5)(iv)
[GRAPHIC OMITTED]



December 20, 2002




FOR IMMEDIATE RELEASE                 Contact:  John I. Jelavich, President/CEO
                                                (530) 674-6025


               California Independent Bancorp Intends to Increase
                              Future Cash Dividends

Yuba City, California . . . At the regular meeting of the Board of Directors of California Independent Bancorp on Tuesday, December 17, 2002, the Directors announced its intent to increase the future annual cash dividend on its common stock to fifty cents ($0.50) per share ($.125 per share each quarter) for year 2003. The Board's intention to increase the cash dividend was based on the solid financial performance for the first nine months of 2002 and the anticipated record earnings for the year 2002.

The Company has paid cash dividends on its common stock since 1980, and has paid consecutive quarterly cash dividends since 1991.

The payment of any cash dividends in year 2003 is subject to declaration by the Board of Directors. Shareholders will be notified of the declaration of any future cash dividends by press release which will disclose, among other things, the amount of the cash dividend and the record and payment dates.

California Independent Bancorp stock is listed on the NASDAQ Stock Market Inc., using the trading symbol "CIBN".

California Independent Bancorp, through its subsidiary Feather River State Bank, engages in a broad range of financial services activities. Its primary market is located in the Sacramento Valley, with a total of nine branches positioned in five counties. In addition, the Bank operates loan production offices at its Yuba City, Woodland and Roseville branch locations emphasizing commercial real estate, residential construction, agribusiness, consumer, and commercial lending.

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Certain statements contained in this release are forward-looking statements that are  subject to risk and  uncertainty.  Statements  that are not  historical  or
current  facts,  including  statements  about  beliefs  and  expectations,   are
forward-looking statements. Such statements include that the Company's belief that the Company will recognize record earnings for the year 2002. The Company is subject to a number of factors as set forth in the Company's Form 10-K for the year ended December 31, 2001, and Form 10-Q for the quarter ended September 30, 2002, as filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update such statements in light of new information or future events.